CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES (SM)

With Maturities of 9 months or more from Date of Issue

Registration No.  333-109182

Filed Pursuant to Rule 424 (b) (3)

PRICING SUPPLEMENT NO.  415                                                                    Trade Date:  04/12/04

(To Prospectus Supplement dated November 6, 2003 &

  Prospectus dated October 15, 2003)                                                               Issue Date:   04/15/04

The Date of this Pricing SupplementApril 12, 2004

SUBJECT TO REDEMPTION OR REPAYMENT

  CUSIP                                                                                                                                    Date and terms of redemption or

     or        Stated                                                                     Interest                                       repayment (including any

Common  Interest                      Price to  Discounts &         Payment     Survivors                  applicable regular or special

  Code      Rate (1)   Maturity  Public (2) Commissions       Frequency       Option   Yes/No     record dates)

14911QTG6   4.00%         04/15/11           100%               1.20%                  Semi-Annually           YES          NO

Principal                                                                                  1st Payment             Day

Amount                   Proceeds                  Dealer                            Date                   Count

$1,385,000.00         $1,368,380.00         ABN AMRO Inc.        10/15/04                               30/360

Original Issue Discount Note:                                                                           Total Amount of OID:

____  Yes                X    No                                                                                   N/A

The interest rates on the PowerNotes (SM) may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes (SM) offered prior to the effective date of the change.   Prior to the date of this Pricing Supplement, $00.0 mm principal amount of the PowerNotes (SM) were sold at interest rates then in effect.  Subsequent offerings of PowerNotes (SM) will be made under the Prospectus Supplement and Prospectus dated October 15, 2003.

Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.